DBX ETF Trust
N-SAR 5/31/15
Exhibit Index


Item 77D:

1. DBX ETF Trust Securities Lending Program and Procedures


Item 77Q1:

1. Securities Lending Agreement between DBX ETF Trust and The Bank of New York Mellon

2. Investment Advisory Agreement - Amended February 19, 2015

3. Sub-Advisory Agreement between DBX ETF Trust and TDAM USA Inc.
    Amended February 19, 2015

4. Sub-Advisory Agreement between DBX ETF Trust and TDAM USA Inc.
    Amended April 1, 2015

5. Investment Advisory Agreement - Amended May 21, 2015

6. Sub-Advisory Agreement between DBX ETF Trust and TDAM USA Inc.
    Amended May 21, 2015